Exhibit (s)

Calculation of Filing Fee Tables

Form N-2
(Form Type)

The Herzfeld Caribbean Basin Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	—	—	$82,375,753	.00011020	$9,077.81
Fees Previously Paid	—	—	—	—	—	—	—	—
				Total Offering Amount		$82,375,753		$9,077.81
				Total Fees Previously Paid				—
				Total Fee Offsets
				Net Fee Due				$9,077.81